Exhibit 16.1

May 12, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Novus Therapeutics, Inc. (formerly known as Tokai Pharmaceuticals, Inc.) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Novus Therapeutics, Inc. (formerly known as Tokai Pharmaceuticals, Inc.) dated May 9, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

Attachment

•	On May 10, 2017, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of Novus Therapeutics, Inc. (formerly known as Tokai Pharmaceuticals, Inc.), effective immediately. On the same date, the Audit Committee approved the appointment of Ernst & Young LLP (“E&Y”) as the Company’s new independent registered public accounting firm, effective as of such date.

•	The reports of PwC on the Novus Therapeutics, Inc. (formerly known as Tokai Pharmaceuticals, Inc.) financial statements for each of fiscal years ended December 31, 2016 and December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

•	During the fiscal years ended December 31, 2016 and December 31, 2015, and the subsequent interim period through May 10, 2017, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports on the financial statements for such years.

•	The Company provided PwC with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of PwC’s letter, dated May 12, 2017 is filed as Exhibit 16.1 to this Current Report on Form 8-K.